Exhibit 2.1

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”) is made as of [●], 2018, by Best Western International, Inc., an Arizona nonprofit corporation (the “Corporation”), in accordance with the Arizona Revised Statutes (the “A.R.S.”).

1.	Purpose.

(a)	The Corporation was formed on December 13, 1957 as an Arizona nonprofit corporation, by the filing of the Articles of Incorporation with the Arizona Corporation Commission (or its predecessor). The Corporation has no capital stock, and each member of the Corporation (collectively, the “Members” and each a “Member”) holds one or more membership interests in the Corporation.

(b)	A conversion of an Arizona nonprofit corporation into an Arizona for-profit corporation is permitted under Section 10-11102 and Section 29-2402 of the A.R.S.

2.	Approval. On or prior to the date hereof, the Board of Directors of the Corporation (the “Board”), by a written motion approved by a majority of the Board (the “Motion of the Board”), has approved and recommended that the Members approve (a) the conversion of the Corporation into an Arizona for-profit corporation in accordance with the A.R.S. (the “Conversion”), and (b) this Plan of Conversion, and, subject to and contingent upon the satisfaction of the closing conditions as set forth in Section 4 below, the Board has authorized the undersigned officer of the Corporation (the “Authorized Officer”) to execute, endorse, acknowledge, deliver and file a Statement of Conversion, substantially in the form attached approved by the Board (the “Statement of Conversion”) in the name and on behalf of the Corporation with the Arizona Corporation Commission, with such changes therein and modifications and amendments thereto as the Authorized Officer may in his sole discretion approve, which such approval shall be conclusively evidenced by his execution thereof, and to execute and deliver such other documents, instruments and agreements as he deems necessary or desirable to consummate the transactions contemplated by this Plan of Conversion.

3.	Terms of Conversion.

(a)	The name and type of the converting entity is Best Western International, Inc., an Arizona nonprofit corporation (the “Converting Entity”), and the name, type and jurisdiction of the converted entity is Best Western International, Inc., an Arizona for-profit corporation (the “Surviving Entity”).

(b)	Subject to the satisfaction of the closing conditions set forth in Section 4 below, the Conversion shall become effective (the “Effective Time”) upon the filing of the Statement of Conversion with the Arizona Corporation Commission in accordance with this Plan of Conversion, unless a subsequent Effective Time is specified in the Statement of Conversion.

(c)	On and after the Effective Time, the Corporation shall continue its existence in the organizational form of an Arizona for-profit corporation. All of the rights, privileges and powers of the Converting Entity and all property and all debts due to the Converting Entity, as well as all other things and causes of action belonging to the Converting Entity, shall remain vested in the Surviving Entity and shall be the property of the Surviving Entity. All rights of creditors and all liens upon any property of the Converting Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity shall remain attached to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Surviving Entity.

(d)	As of the Effective Time, all outstanding membership interests of the Converting Entity held immediately prior to the Effective Time, will convert into newly issued shares of Common Stock (as defined in the Articles (as defined herein)), and each Member as of the Effective Time will receive [●][1] shares of Common Stock in exchange for each individual membership interest held by such Member. Pursuant to the Articles, the Corporation’s Common Stock will be classified into separate series, and each membership interest will be converted into shares of the series of Common Stock as corresponds to the district in respect of which such converted membership interest was issued.

(e)	As of the Effective Time, those individuals who are the newly elected directors of the Converting Entity with terms of office that are otherwise commencing on December 10, 2018 and the other directors of the Converting Entity with terms that are otherwise extending beyond such date shall become the directors of the Surviving Entity, in the manner and for the respective terms set forth in the Articles, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(f)	As of the Effective Time, the officers of the Converting Entity immediately prior to the Effective Time shall become the officers of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(g)	As of the Effective Time, the Converting Entity’s Member’s Bill of Rights shall terminate and become fully void and of no further force and effect without any further action required on the part of the Corporation or any Member, it being understood that the various provisions of the Bill of Rights will be maintained from and after the Effective Time in (i) the Amended and Restated Bylaws of the Surviving Entity, as described in Section 5 below, or (ii) the franchise agreement entered into by and between each Member and the Surviving Entity in connection with the Conversion.

[1]	NTD: Each Member will receive a number of shares of Common Stock determined by the following formula based on the number of Members and the number of contingently-approved applicants and new Best Western franchisees eligible to participate on a Post-Conversion basis as of November 30, 2018. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2018 and (b) the product of (x) the number of contingently-approved applicants and new Best Western franchisees in North America eligible to participate on a post-Conversion basis as of November 30, 2018 and (y) 0.5.

(h)	As of the Effective Time, the Converting Entity’s Rules and Regulations, as such document is defined in the Converting Entity’s Bylaws, shall terminate and become fully void and of no further force and effect without any further action required on the part of the Corporation or any Member, it being understood that the various provisions of the Rules and Regulations will be maintained from and after the Effective Time in (i) the brand manual of the Surviving Entity, or (ii) the franchise agreement entered into by and between each Member and the Surviving Entity in connection with the Conversion.

4.	Conditions to Closing of Conversion. The closing of the Conversion shall be conditioned upon the satisfaction of each of the following closing conditions:

(a)	No temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any governmental authority of competent jurisdiction shall be in effect preventing the closing of the Conversion as contemplated hereby;

(b)	The Members shall have approved the Conversion, this Plan of Conversion and the amendments to the governing documents of the Corporation provided for in Section 5 below, by the affirmative vote of the lesser of (i) two-thirds (2/3) of the votes cast or (ii) a majority of the voting power of the Members (provided that, in any event, at least thirty-three and one-third percent (33-1/3%) of the voting power is voted in favor);

(c)	The Members shall have approved an amendment to the Converting Entity’s Bylaws authorizing the Board to terminate prior to the Effective Time the membership interests of any Member and the membership agreement of any contingently-approved applicant who does not enter into a new franchise agreement with the Corporation or who does not have a property open and activated on the Best Western reservation system by the dates described in such amendment to the Bylaws, by the affirmative vote of the lesser of (i) two-thirds (2/3) of the votes cast or (ii) a majority of the voting power of the Members (provided that, in any event, at least thirty-three and one-third percent (33-1/3%) of the voting power is voted in favor); and

(d)	The Board shall not have determined to abandon the Conversion pursuant to Section 7 below.

5.	Amended and Restated Articles of Incorporation; Amended and Restated Bylaws. Upon the Effective Time, the Amended and Restated Articles of Incorporation of the Corporation, substantially in the form attached hereto as Exhibit A (the “Articles”), shall become the Articles of Incorporation of the Surviving Entity. Furthermore, upon the Effective Time, the Amended and Restated Bylaws of the Corporation, substantially in the form attached hereto as Exhibit B, shall become the Bylaws of the Surviving Entity.

6.	U.S. Federal Income Tax Consequences. The Conversion is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and this Plan of Conversion is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The Corporation shall take all actions necessary to effectuate such treatment, including filing all applicable tax returns and any statement required pursuant to Treasury Regulations section 1.368-3 in a manner consistent with the tax treatment described in the preceding sentence.

7.	Amendment or Termination. Subject to the limitations expressly set forth in Section 29-2404 of the A.R.S., this Plan of Conversion may be amended or terminated, and the Conversion may be abandoned, by the Board at any time prior to the Effective Time, notwithstanding any requisite prior approval and adoption of this Plan of Conversion by the Members of the Corporation. Without limiting the generality of the foregoing, the Board may terminate or amend this Plan of Conversion or the Conversion may be abandoned for any reason the Board, in its discretion, determines.

8.	Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Arizona.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of the date set forth above.

CORPORATION

Best Western International, Inc., an Arizona nonprofit corporation

By:

Name:
Its:

[Signature Page to Plan of Conversion]